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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:
Claudia Jones or Elizabeth Foster
858-658-7600



       NEUROCRINE AND WYETH SATISFY HART-SCOTT-RODINO REQUIREMENTS FOR THE
                     ACQUISITION OF INDIPLON ROYALTY STREAM


SAN DIEGO, CA, March 16, 2004 - Neurocrine Biosciences, Inc. (NASDAQ: NBIX) today announced the expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act in connection with the purchase from Wyeth (NYSE:WYE) all of Wyeth's financial interest in indiplon, Neurocrine's late stage Phase III compound for the treatment of insomnia. In addition to the requirements of the Hart-Scott-Rodino Act being met, Wyeth's Board of Directors has also approved this transaction. Neurocrine will now retain all milestone, royalty and other payments on indiplon commercialization that would have otherwise been payable to Wyeth. This also provides Neurocrine ownership and control over the indiplon composition of matter patent which expires in 2020.

The transaction is valued at approximately $95 million, with $50 million payable in cash and $45 million payable in Neurocrine stock at the closing price of $56.04 per share, which was determined by a 15 day average price preceding the signing of the agreement. The stock has certain registration rights and otherwise will be salable under Rule 144 upon the termination of the applicable holding periods.

With the requirements of the Hart-Scott-Rodino Act satisfied, Wyeth has assigned to Neurocrine its license agreement with DOV and all Wyeth's right, title and interest in and to the indiplon composition patent filed by Neurocrine in Wyeth's name. The financial interest in indiplon arises out of a 1998 license agreement between Wyeth and DOV Pharmaceutical, Inc. in exchange for milestone payments and royalties on future sales of indiplon.

Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, stroke, and certain female health disorders. Neurocrine Biosciences, Inc. news releases are available through the Company's website via the Internet at http://www.neurocrine.com.



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In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine's indiplon development program and business and finances including, but not limited to, risk that indiplon will not successfully proceed through Phase III clinical trials or that Phase III clinical trials will not show that it is safe and effective in treating humans; determinations by regulatory and governmental authorities; our reliance on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; impact of competitive products and technological changes; availability of capital and cost of capital; and other material risks. A more complete description of these risks can be found in the Company's Form 10K for December 31, 2003. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.




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